Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SKYLINE BANKSHARES, INC.,

SKYLINE NATIONAL BANK,

SKYLINE MERGER SUB, INC.

and

JOHNSON COUNTY BANK

April 16, 2024

TABLE OF CONTENTS

ARTICLE I Certain Definitions		1
1.01.	Certain Definitions	1
ARTICLE II The Merger		6
2.01.	The Merger.	6
2.02.	Effective Date and Effective Time	7
2.03.	Dissenting Shares	7
2.04.	Dissenting Shares	7
2.05.	Alternative Structure	8
ARTICLE III Consideration; Exchange Procedures		8
3.01.	Merger Consideration	8
3.02.	Rights as Shareholders; Stock Transfers	10
3.03.	Exchange Procedures.	10
3.04.	Withholding Rights	11
ARTICLE IV Actions Pending the Effective Time		11
4.01.	Forbearances of JCB	11
4.02.	Forbearances of Parent and Skyline	14
4.03.	No Control of the Other Party’s Business.	14
ARTICLE V Representations and Warranties		15
5.01.	Disclosure Schedules	15
5.02.	Standard	15
5.03.	Representations and Warranties of JCB	15
5.04.	Representations and Warranties of Parent, Skyline and Merger Sub.	28
ARTICLE VI Covenants		31
6.01	Reasonable Best Efforts	31

6.02	Shareholder Approval.	31
6.03	Proxy Statement.	31
6.04	Press Releases	32
6.05	Access; Information.	32
6.06	Acquisition Proposals	33
6.07	Takeover Laws	33
6.08	Regulatory Applications.	34
6.09	Indemnification.	35
6.10	Benefit Plans.	36
6.11	Notification of Certain Matters	38
6.12	Compliance with Laws	38
6.13	Retention Agreements and Bonus Pool	38
ARTICLE VII Conditions to Consummation of the Merger		38
7.01	Conditions to Each Party’s Obligation to Effect the Merger	38
7.02	Conditions to Obligation of JCB	39
7.03	Conditions to Obligation of Parent and Skyline	39
ARTICLE VIII Termination		40
8.01	Termination	40
8.02	Effect of Termination and Abandonment	42
8.03	Fees and Expenses.	42
ARTICLE IX Miscellaneous		43
9.01	Survival	43
9.02	Waiver; Amendment	43
9.03	Assignment	43
9.04	Counterparts; Execution by Electronic Means	43
9.05	Governing Law; Venue; Jury Trial Waiver	43
9.06	Expenses	44
9.07	Notices	44
9.08	Entire Understanding; No Third Party Beneficiaries	45
9.09	Severability	45
9.10	Interpretation; Effect	45

ii

AGREEMENT AND PLAN OF MERGER, dated as of April 16, 2024 (this “Agreement”), by and among SKYLINE BANKSHARES, INC. (“Parent”), SKYLINE NATIONAL BANK (“Skyline”), SKYLINE MERGER SUB, INC. (“Merger Sub”), and JOHNSON COUNTY BANK (“JCB”).

RECITALS

A.    Parent. Parent is a Virginia corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, having its principal place of business in Floyd, Virginia.

B.    Skyline. Skyline is a national banking association and wholly owned subsidiary of Parent, having its principal place of business in Independence, Virginia.

C.    Merger Sub. Following the execution of this Agreement, Parent will cause the formation of Merger Sub as a Virginia corporation and wholly owned subsidiary of Parent for the sole purposes of merging with and into JCB.

D.    JCB. JCB is a Tennessee banking corporation, having its principal place of business in Mountain City, Tennessee.

E.    Transaction. In accordance with the terms of this Agreement, Merger Sub will merge with and into JCB, with JCB as the surviving corporation, and thereafter JCB will merge with and into Skyline, with Skyline as the surviving corporation.

F.    Board Action. The respective Boards of Directors of each of Parent, Skyline, Merger Sub and JCB have (i) determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein, (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) adopted a resolution approving this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I
Certain Definitions

1.01.      Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Agreement” has the meaning set forth in Section 8.03(a).

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation, share exchange, reorganization or other business combination involving JCB or any proposal or offer to acquire equity interests representing 24.99% or more of the voting power of, or at least 24.99% of the assets or deposits of, JCB, other than the transactions contemplated by this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bank Merger” has the meaning set forth in Section 2.04(a).

“BHC Act” has the meaning set forth in Section 5.03(g)(i).

“Book-Entry Shares” has the meaning set forth in Section 3.03(a).

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Compensation and Benefit Plans” or “Benefit Plan” means a benefit plan and program, including without limitation: (A) all retirement, profit‑sharing, thrift, employee stock ownership, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; (C) all employment, vacation and other similar plans; and (D) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, change in control and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, and (E) all similar practices, policies and arrangements in which any current or former employee, current or former consultant, or current or former director participates or to which any such employee, consultant or director is a party.

“Computer Systems” has the meaning set forth in Section 5.03(dd).

“Confidentiality Agreement” means that certain confidentiality agreement among Parent, Skyline and JCB dated November 30, 2024.

“Disclosure Schedules” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” means the effective time of the Merger as defined in Section 2.02.

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(p)(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(a).

“FDIC” has the meaning set forth in Section 5.03(b).

“Fee” has the meaning set forth in Section 8.03(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Indemnified Party” has the meaning set forth in Section 6.09(a).

“Insurance Amount” has the meaning set forth in Section 6.09(b).

“Intellectual Property” has the meaning set forth in Section 5.03(cc).

“IRS” has the meaning set forth in Section 5.03(n)(ii).

“JCB” has the meaning set forth in the preamble to this Agreement.

“JCB Audited Financial Statements” has the meaning set forth in Section 5.03(i).

“JCB Board” means the Board of Directors of JCB.

“JCB Bylaws” means the Bylaws, as amended, of JCB.

“JCB Certificate” means the Articles of Incorporation, as amended, of JCB.

“JCB Common Stock” means the common stock, par value $5.00 per share, of JCB.

“JCB Disclosure Schedule” has the meaning set forth in Section 5.01.

“JCB Meeting” has the meaning set forth in Section 6.02.

“Knowledge” has the meaning set forth in Section 5.02.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loans” has the meaning set forth in Section 5.03(bb).

“Material Adverse Effect” means, with respect to Parent or JCB, any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or JCB, respectively, or (ii) would materially impair the ability of either Parent or JCB to perform its respective obligations under this Agreement or the Bank Merger Agreement or consummate the merger or seeks to enjoin the consummation of the Merger or the Bank Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not include the impact of (a) changes in tax, banking and similar laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Authorities (including changes in deposit insurance assessment rates and generally applicable special assessments with respect thereto) except to the extent that such changes have a disproportionate impact on Parent or JCB, as the case may be, relative to the overall effects on the banking industry, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a materially disproportionate impact on the business, properties, assets, liabilities, results of operations or financial condition of Parent or JCB, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a materially disproportionate impact on Parent or JCB, as the case may be, relative to the overall effects on the banking industry, (d) any modifications or changes to valuation policies and practices in connection with the Merger or the Bank Merger in accordance with GAAP, (e) actions and omissions of Parent or JCB taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (f) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters or force majeure events, provided that any such event has not had a disproportionate adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Parent or JCB, (g) failure of Parent or JCB to meet any internal financial forecasts or any earnings projections (whether made by Parent or JCB or any other Person), (h) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, or (i) the effects of compliance with this Agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Material Contract” has the meaning set forth in Section 5.03(o).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“National Bank Act” means the National Bank Act, as amended, and the regulations of the OCC thereunder.

“OCC” means the Office of the Comptroller of the Currency.

“Old Certificate” has the meaning set forth in Section 3.03(a).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Board” means the Board of Directors of Parent.

“Parent Bylaws” means the Bylaws, as amended, of Parent.

“Parent Certificate” means the Articles of Incorporation, as amended, of Parent.

“Parent Common Stock” means the common stock, no par value, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in Section 5.01.

“Pension Plan” has the meaning set forth in Section 5.03(p)(ii).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Plan of Merger” means the Plan of Merger in the form hereof attached as Exhibit A.

“Previously Disclosed” by a party shall mean, with respect to JCB, information set forth in the JCB Disclosure Schedule corresponding to the section of this Agreement where such term is used, or, with respect to Parent, any information contained in any of Parent’s SEC Documents or set forth in a section of the Parent Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Property Lease” has the meaning set forth in Section 5.03(x).

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authority” and “Regulatory Authorities” have the meaning set forth in Section 5.03(m)(i).

“Regulatory Communication” has the meaning set forth in Section 6.08(a).

“Rights” means, with respect to any Person, securities, agreements, plans (including any employee stock purchase plans, dividend reinvestment plans or other equity plans) or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means any registration statement, prospectus, report, schedule and definitive proxy statement and other documents filed with the SEC since December 31, 2020 by Parent pursuant to the Securities Act or Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Skyline” has the meaning set forth in the preamble to this Agreement.

“Skyline Bylaws” means the Bylaws, as amended, of Skyline.

“Skyline Certificate” means the Articles of Association, as amended, of Skyline.

“Subsidiary” has the meaning ascribed to it in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 8.01(h)(ii).

“Takeover Laws” has the meaning set forth in Section 6.07.

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Return” means any return, amended return or other report (including, without limitation, elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“TBCA” means the Tennessee Business Corporation Act, as amended.

“VSCA” means the Virginia Stock Corporation Act, as amended.

ARTICLE II
The Merger

2.01.      The Merger.

(a)    Subject to the terms and conditions hereinafter set forth, including the Plan of Merger substantially in the form attached as Exhibit A, (i) promptly following the execution of this Agreement, Parent will cause the formation of Merger Sub as a wholly-owned subsidiary of Parent, formed for the sole purpose of merging with and into JCB and (ii) at the Effective Time, Merger Sub shall merge with and into JCB (the “Merger”) under the laws of the State of Tennessee and the Commonwealth of Virginia, the separate corporate existence of Merger Sub shall cease and JCB shall survive and continue to exist as a banking corporation chartered under the laws of the State of Tennessee and a wholly owned subsidiary of Parent.

(b)    Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective as of the date and time agreed to by parties as specified in the articles of merger filed with the Tennessee Secretary of State and Virginia State Corporation Commission relating to the Merger. The Merger shall have the effects as set forth in the TBCA and, to the extent applicable, the banking laws of the State of Tennessee and the VSCA.

(c)    The JCB Certificate and the JCB Bylaws, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of JCB, as the surviving corporation, until thereafter amended in accordance with applicable law.

(d)    Prior to the Effective Time, Parent agrees to (i) take all appropriate actions to adopt amendments to the Parent Bylaws and Skyline Bylaws to increase the number of directors that may serve on the Parent Board and the Skyline Board, respectively, to the extent necessary to accommodate the appointment of one director of the JCB Board as a director of each of Parent and Skyline at the Effective Time and (ii) cause such individual to be appointed as a director of each of Parent and Skyline at the Effective Time. Parent shall select such individual after consultation with JCB and subject to the satisfaction of all legal and governance requirements regarding service as a director of each of Parent and Skyline.

2.02.      Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on either (i) the fifth business day after the last of the conditions set forth in Article VII has been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of the parties to this Agreement, on the first business day of the month following the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

2.03.      Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of JCB Common Stock which is issued and outstanding immediately prior to the Effective Time the holder of which has perfected his or her right to appraisal under the TBCA or other applicable law and has not effectively withdrawn or lost such right as of the Effective Date (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the TBCA or other applicable law. JCB shall give Parent prompt written notice upon receipt by JCB of any such written demands for payment of the fair value of such shares of JCB Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the TBCA or other applicable law. Any payments made in respect of Dissenting Shares shall be made by Parent. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to appraisal and shall have delivered a properly completed letter of transmittal to the Exchange Agent, the Dissenting Shares held by such holder shall be converted into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

2.04        The Bank Merger.

(a)    Subject to the terms and conditions hereinafter set forth, following the Effective Time of the Merger, JCB shall merge with and into Skyline (the “Bank Merger”) under the laws of the United States and the State of Tennessee, and the separate corporate existence of JCB shall cease and Skyline shall survive and continue to exist as a national banking association organized under the laws of the United States.

(b)    Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Bank Merger shall become effective as of the date and time agreed to by the parties (i) as specified in the articles of merger filed with the Tennessee Secretary of State relating to the Bank Merger and (ii) upon the issuance of a certification of merger by the OCC relating to the Bank Merger. The Bank Merger shall have the effects as set forth in the National Bank Act and, to the extent applicable, the banking laws of the State of Tennessee, the VSCA and the TBCA.

(c)    The national bank charter of Skyline, the Skyline Certificate and the Skyline Bylaws, as in effect immediately prior to the effective time of the Bank Merger, shall be the national bank charter, articles of association and bylaws of the Skyline, as the surviving bank, until thereafter amended in accordance with applicable law.

2.05       Alternative Structure. Parent and Skyline, with written consent from JCB, may at any time prior to the Effective Time change the method of effecting the combination with JCB (including, without limitation, the structure used for the Merger or the Bank Merger or other provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, that no such change shall alter or change the amount or kind of Merger Consideration or otherwise have a material adverse economic or tax impact on holders of JCB Common Stock or materially impede or delay consummation of the transactions contemplated by this Agreement.

ARTICLE III
Consideration; Exchange Procedures

3.01.       Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)    Merger Consideration. Subject to the limitations set forth in this Agreement, each share of JCB Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of JCB Common Stock owned by Parent or any of its Subsidiaries other than shares held in a fiduciary capacity or as a result of debts previously contracted and (ii) Dissenting Shares) shall be converted into the right to receive an amount equal to $25,000,000 divided by the number of issued and outstanding shares of JCB Common Stock at the Effective Time, in cash, without interest thereon (subject to adjustment as set forth in Section 3.01(b) (the “Merger Consideration”).

(b)    Total Common Shareholders’ Equity. The aggregate Merger Consideration shall be reduced by one dollar ($1.00) for each dollar Total Common Shareholders’ Equity of JCB is less than $20,097,057 as of the last day of the month ended prior to the Effective Time. For purposes of this Agreement, JCB’s “Total Common Shareholders’ Equity” means JCB’s total shareholders’ equity, as calculated in accordance with GAAP applied in a manner consistent with JCB’s financial statements as of and for the year ended December 31, 2023, as adjusted to exclude the effect of (i) any reserves or charge-offs that are requested to be made by Parent, (ii) any fees and expenses of attorneys, accountants, investment bankers and other advisors and agents for JCB for services rendered in connection with the transactions contemplated by this Agreement and paid or accrued by JCB prior to the Effective Time, (iii) any costs incurred or accrued in connection with the termination of any contract or obligation to which JCB is a party in connection with the transactions contemplated by this Agreement, including, but not limited to, fees and expenses for the termination and deconversion of JCB’s data processing agreement, (iv) any severance or compensation costs paid by JCB in connection with the transactions contemplated by this Agreement, including, but not limited to, in connection with director retirement agreements and salary continuation agreements with current and former executives of JCB, (v) any costs incurred by JCB to print and mail proxy materials to its shareholders with respect to the JCB Meeting, any proxy solicitation costs and other costs to hold the JCB Meeting, (vi) changes to accumulated other comprehensive income for the period beginning on January 1, 2024 and ending as of the month-end prior to the Effective Time and (vii) other costs as identified or as specifically required to be taken by JCB in this Agreement; provided, however, that, for the avoidance of doubt, such adjustments shall not include regular cash bonuses and compensation payable to JCB to certain officers or employees of JCB in the ordinary course of business and consistent with past practice.

At least fifteen (15) days prior to the Effective Date, JCB shall deliver to Parent its calculation of JCB’s Total Common Shareholders’ Equity calculated in accordance with the preceding paragraph. If JCB and Parent are unable to agree upon such calculation within ten (10) days following JCB’s delivery thereof, then JCB and Parent shall refer their differences to a firm of independent certified public accountants having no past, current or immediate prospective future business relationship with either of JCB or Parent or any of Parent’s subsidiaries or affiliates (“Independent Accounting Firm””). Each of JCB and Parent shall prepare and submit to the Independent Accounting Firm the disagreement between JCB and Parent. Parent shall provide the Independent Accounting Firm full, reasonable and timely access to all relevant information in its possession, custody or control, including books and records, and workpapers, if any, reasonably requested by the Independent Accounting Firm to facilitate its timely determination of the matters subject to its review. The Independent Accounting Firm shall find solely in favor of either JCB’s or Parent’s determination of JCB’s Total Common Shareholders’ Equity and make no deviation, compromise or other adjustment thereto without the consent of JCB or Parent. JCB and Parent shall direct the Independent Accounting Firm to use its reasonable best efforts to render its determination within thirty (30) days of submission of the referral to it by JCB and Parent. Absent manifest error, the Independent Accounting Firm’s determination shall be final, conclusive and binding upon JCB and Parent for all purposes. The reasonable fees, costs and disbursements of the Independent Accounting Firm shall be paid in full by the non-prevailing party with respect to the Independent Accounting Firm’s determination.

(c)    Conversion of Merger Sub Capital Stock. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid, and non-assessable share of common stock, par value $5.00 per share, of JCB as the surviving corporation in the Merger and shall constitute the only outstanding shares of capital stock of JCB, as the surviving corporation in the Merger. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the surviving corporation into which they were converted in accordance with the immediately preceding sentence.

3.02.      Rights as Shareholders; Stock Transfers. At the Effective Time, each share of JCB Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and retired and will cease to exist, and holders thereof will, subject to applicable law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.01 and any dividend or other distribution with respect to such JCB Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, the stock transfer books of JCB shall be closed with respect to shares of JCB Common Stock, and no transfers of shares of JCB Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made.

3.03.       Exchange Procedures.

(a)    Prior to the Effective Time, Parent shall select an exchange agent, agreed to by JCB (the “Exchange Agent”). No later than two business days prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of JCB Common Stock (“Old Certificates”) and holders of non‑certificated shares of JCB Common Stock (“Book-Entry Shares”), for exchange in accordance with this Article III, sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Article III (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b)    As soon as practicable after the Effective Time, and in no event later than three (3) business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that no Person shall have the right to receive the Merger Consideration until they deliver the Old Certificates, or a lost stock affidavit and indemnity in form reasonably satisfactory to the Exchange Agent, to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for the Merger Consideration that the holders of the Old Certificates or Book-Entry Shares are entitled to receive pursuant to Article III. Upon proper surrender of an Old Certificate or Book-Entry Shares (or delivery of a lost stock affidavit and indemnity) for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Article III.

(c)    Neither the Exchange Agent nor any party hereto shall be liable to any former holder of JCB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of JCB on the business day after the one-year anniversary of the Effective Date shall be paid to Parent. Any shareholders of JCB who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration in respect of each share of JCB Common Stock such shareholder holds as determined pursuant to this Agreement, without any interest thereon.

3.04.      Withholding Rights. Parent or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of Parent or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

ARTICLE IV
Actions Pending the Effective Time

4.01.       Forbearances of JCB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, and except as required by applicable law or regulation, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), JCB will not:

(a)    Ordinary Course. Conduct its business other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact its assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, make any capital expenditure in excess of $50,000 or take any action reasonably likely to have a material adverse effect upon its ability to perform any of its obligations under this Agreement.

(b)    Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or agree to do any of the foregoing.

(c)    Dividends, Etc. (i) Other than as set forth on Schedule 4.01(c) of the JCB Disclosure Schedule, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of JCB Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of JCB Common Stock (or obligations convertible into or exchangeable for any shares of capital stock).

(d)    Compensation; Employment Agreements; Etc. (i) Enter into or amend or renew any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of it, or (ii) increase the wages, salaries, bonus, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, or consultant, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, or consultant; except (A) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice and (B) individual cash bonus in the ordinary course of business consistent with past practice, including the bonuses described in Section 4.01(d) of the JCB Disclosure Schedule, and cash incentive awards in the ordinary course of business consistent with past practice.

(e)    Benefit Plans. Except as may be required by the governing document of a benefit plan:

(i)    establish or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto in respect of any director, officer or employee;

(ii)    take any action to fund or in any way secure the payment of compensation or benefits under any Compensation and Benefit Plans;

(iii)    enter into any collective-bargaining agreement;

(iv)    enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Compensation and Benefit Plan; or

(v)    grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards or any other Rights.

(f)    Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, deposits, business or properties, except (i) in the ordinary course of business consistent with past practices in amounts that do not exceed $25,000 individually or $50,000 in the aggregate or (ii) the sale for adequate value of property acquired in connection with the foreclosure or enforcement of a Lien securing a Loan.

(g)    Acquisitions. Acquire (other than in the ordinary and usual course of business consistent with past practice or by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h)    Governing Documents. Amend its articles of incorporation or bylaws.

(i)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable law, GAAP or its Regulatory Authorities.

(j)    Contracts. Except in the ordinary course of business consistent with past practice, enter into, terminate or waive any material provisions of any Material Contract or amend or modify any of its existing Material Contracts.

(k)    Claims. Except in the ordinary course of business, settle any claim, action or proceeding against JCB that involves more than $20,000 or consent to any equitable remedy.

(l)    Adverse Actions. (i) Take any action that would, or is reasonably likely to, cause the Merger to be a taxable event to Parent or (ii) take any action that is intended to or is reasonably likely to (A) result in any of the conditions to the Merger set forth in Article VII not being satisfied, (B) be a material violation of any provision of this Agreement or (iii) materially delay the consummation of or affect the ability of any party to consummate the transactions contemplated hereby.

(m)    Risk Management. Except as required by any directive issued by any Regulatory Authority or formal or informal agreements entered into with Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n)    Indebtedness. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any capital contribution to, or investment in, any Person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank of Atlanta, borrowings from the Federal Reserve Bank of Richmond discount window, sales of certificates of deposit and entering into repurchase agreements).

(o)    Loans. (i) Make, renew or amend any loan or extension of credit (A) in an amount to any one borrower in excess of $1,500,000, which amount is understood to include any current outstanding principal balance to any such borrower, (B) that involves a participation or similar multi-lender arrangement or (C) that is outside the ordinary course of business, (ii) purchase any loan or extension of credit or (iii) make any material changes to its policies and practices with respect to underwriting, pricing, originating or servicing Loans, in each case except as required by any Regulatory Authority. In the event Parent’s prior written consent is required for any of the actions described above, JCB shall notify Parent of its intention to take such action at least two (2) business days in advance of its becoming committed to take such action, and, in the event that Parent shall not have notified JCB that it objects to such action by 5:00 p.m. on the second business day following JCB’s giving of such written notice, JCB may proceed with such action without Parent's consent.

(p)    New Lines of Business. Enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Regulatory Authority.

(q)    Investments. Make any equity investment either by purchase of stock or other equity securities or securities convertible into an equity security or contributions to capital.

(r)    Investment Portfolio. Except as otherwise required by any Regulatory Authority, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported. In the event Parent’s prior written consent is required for any of the actions described above, JCB shall notify Parent of its intention to take such action at least two (2) business days in advance of taking such action, and, in the event that Parent shall not have notified JCB that it objects to such action by 5:00 p.m. on the second business day following JCB's giving of such written notice, JCB may proceed with such action without Parent’s consent.

(s)    Tax Returns. File or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability.

(t)    Regulatory Actions. Take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Authority or Governmental Authority required for the transactions contemplated hereby.

(u)   Commitments. Agree, commit, or adopt any resolutions to do any of the foregoing.

4.02.       Forbearances of Parent and Skyline. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, and except as required by applicable law or regulation, without the prior written consent of JCB (which consent shall not be unreasonably withheld, delayed or conditioned), Parent and Skyline will not, and Parent and Skyline shall cause each of their Subsidiaries not to take any action that is intended to or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article VII not being satisfied, (ii) be a material violation of any provision of this Agreement or (iii) materially delay the consummation of the transactions contemplated hereunder, including, but not limited to, any acquisition of another financial institution (or the holding company thereof) by Parent and/or Skyline that would materially delay the consummation of the transactions contemplated hereunder, or affect the ability of any party to consummate the transactions contemplated hereby or likely create any condition or event which would result in a burdensome condition with regard to any regulatory or other approval.

4.03.      No Control of the Other Party’s Business. Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.01) shall give Parent or Skyline directly or indirectly, the right to control or direct the operations of JCB or to exercise, directly or indirectly, a controlling influence over the management or policies of JCB. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ (if any) respective operations.

ARTICLE V
Representations and Warranties

5.01.      Disclosure Schedules. On or prior to the date hereof, Parent has delivered to JCB a schedule (the “Parent Disclosure Schedule”) and JCB has delivered to Parent a schedule (the “JCB Disclosure Schedule,” and collectively, the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, to one or more of its forbearances contained in Article IV, or to one or more of its covenants contained in Article VI; provided, that (a) no such item is required to be set forth in the Disclosure Schedules as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 5.02, (b) the mere inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation, and (c) any disclosures made by JCB with respect to a paragraph of Section 5.03, or by Parent or Skyline with respect to a paragraph of Section 5.04, shall be deemed to qualify any other paragraphs of Section 5.03 or 5.04, respectively, that is specifically referenced or cross-referenced in the Disclosure Schedules or to the extent it is reasonably apparent on the face of such section of the Disclosure Schedules (notwithstanding the absence of a specific cross reference) that such disclosure applies to such other paragraphs. All of Parent’s and Skyline’s representations, warranties and covenants contained in this Agreement are qualified by reference to the Parent Disclosure Schedule, all of JCB’s representations, warranties and covenants contained in this Agreement are qualified by reference to the JCB Disclosure Schedule, and none thereof shall be deemed to be untrue or breached as a result of effects arising from actions taken in compliance with a written request or consent of the other party. Each representation, warranty and covenant of Parent, Skyline and JCB shall refer to it and its subsidiaries unless the context clearly dictates that it not refer also to subsidiaries.

5.02.      Standard. Except for the representations in Sections 5.03(a)(i), 5.03(c), 5.03(e), 5.03(f), 5.03(g)(ii)(B), 5.04(a)(i), 5.04(b)(i), 5.04(b)(iii), 5.04(d) and 5.04(e)(ii)(B) (each of which shall be true in all material respects), no representation or warranty of Parent, Skyline or JCB contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect.

As used in this Agreement, references to the “knowledge” of either Parent or Skyline, to either of Parent’s or Skyline’s “knowledge,” and to similar terms with respect to Parent or Skyline, in each case mean the actual knowledge or conscious awareness of specified information by their officers, Blake M. Edwards, Jr. and Lori C. Vaught, and references to the “knowledge” of JCB, to JCB’s “knowledge,” and to similar with respect to JCB shall mean the actual knowledge or conscious awareness of specified information by its officers, Chris D. Reece and Bonnie B. Reece.

5.03.       Representations and Warranties of JCB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, JCB hereby represents and warrants to Parent:

(a)    Organization and Standing. JCB (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified. True, complete and correct copies of the JCB Certificate and JCB Bylaws, as in effect on the date of this Agreement, have been made available to Parent.

(b)    Insured Deposit Accounts. The deposit accounts of JCB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c)    Capitalization.

(i) The authorized capital stock of JCB consists of 160,000 shares of JCB Common Stock. As of the date hereof, 80,000 shares of JCB Common Stock are outstanding.

(ii) JCB does not have and is not bound by any outstanding subscriptions, options, shares of restricted stock, restricted stock units, warrants, calls, commitments or agreements of any character or any Rights calling for the purchase or issuance of any shares of JCB Common Stock or any other equity securities of JCB or any securities representing the right to purchase or otherwise receive any shares of JCB Common Stock or other equity securities of JCB.

(iii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of JCB having the right to vote on any matters on which its shareholders may vote are issued or outstanding.

(iv) The outstanding shares of JCB Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(d)    Subsidiaries. JCB has no, and has never had any, Subsidiaries.

(e)    Corporate Power. JCB has the corporate power and authority to carry on their business as it is now being conducted and to own all its properties and assets, has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of required approvals by the shareholders of JCB, to consummate the transactions contemplated hereby.

(f)    Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the Plan of Merger) by the holders of JCB’s common stock under applicable law, the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of JCB. Assuming due authorization, execution and delivery by Parent, Skyline and Merger Sub, this Agreement is a valid and legally binding obligation of JCB enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g)    Consents and Approvals: No Defaults.

(i)    Except for (A) the filing of applications, notices and waiver requests as applicable, with the Tennessee Department of Financial Institutions, (B), the filing of articles of merger with the Tennessee Secretary of State in connection with the Merger, (C) the filing of articles of merger with the Tennessee Secretary of State and a notice of consummation with the OCC, and the issuance of a certificate of merger by the OCC in connection with the Bank Merger, (D) the receipt of approval of the shareholders of JCB, and (E) such filings and approvals as are required to be made under “blue sky” laws, no consents or approvals of, or filings or registrations with, any Regulatory Authority or Governmental Authority or with any third party are required to be made or obtained by JCB in connection with the execution, delivery or performance of this Agreement or to consummate the Merger or the Bank Merger. As of the date hereof, JCB has no knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)    Subject to receipt of the approval of JCB's shareholders, regulatory approvals and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument to which JCB is a party or by which JCB or any of its properties or assets may be bound, (B) constitute a breach or violation of, or a default under its articles of incorporation or bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(h)    No Brokers. No action has been taken by JCB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except for the fee to be paid to Olsen Palmer LLC set forth on Section 5.03(h) of the JCB Disclosure Schedule.

(i)    Financial Statements.

(i)    JCB has made available to Parent (A) its audited balance sheets (including related notes and schedules) as of December 31, 2023 and December 31, 2022, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two years ended December 31, 2023 and 2022 (the “JCB Audited Financial Statements”).

The JCB Audited Financial Statements (1) have been prepared from the books and records of JCB, (2) fairly present in all material respects the results of operations, cash flows, changes in shareholders’ equity and financial position of JCB for the respective years or as of the respective dates therein set forth, and (3) have been prepared in accordance with GAAP consistently applied, except, in each case, as indicated in such statements or in the notes thereto.

The books and records of JCB have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Blackburn, Childers & Steagall, PLC has served as independent auditors for JCB for all periods; such firm has not resigned or been dismissed as independent auditors of JCB as a result of or in connection with any disagreements with JCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii)    JCB has no material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for (A) those liabilities that are reflected or reserved against on the JCB Audited Financial Statements (including any notes thereto) or (B) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2023, including, without limitation, all deposits, letters of credit and unfunded loan commitments or credit lines.

(iii)    To JCB’s knowledge, (A) neither it nor or any director, officer, auditor, accountant or representative of JCB has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of JCB or its internal accounting controls, including any material complaint, allegation, assertion or claim that JCB has engaged in questionable accounting or auditing practices, and (B) no attorney representing JCB, whether or not employed by JCB, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by JCB or any of its officers, directors, employees or agents to the JCB Board or any committee thereof or to any director or officer of JCB.

(j)    No Adverse Change. Since December 31, 2023, JCB has conducted its business in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that individually or taken together with all other facts, circumstances and events has had, or is reasonably likely to have, a Material Adverse Effect with respect to JCB.

(k)    Opinion. Before the execution of this Agreement, the JCB Board has received an opinion from Olsen Palmer LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the common shareholders of JCB from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

(l)    Litigation. No litigation, claim or other proceeding before any court or Governmental Authority is pending against JCB and, to JCB's knowledge, no such litigation, claim or other proceeding has been threatened.

(m)    Reports; Regulatory Matters.

(i)    JCB has timely filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2018 with any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (individually, a “Regulatory Authority,” and collectively, the “Regulatory Authorities”) and each other applicable Governmental Authority, and all other reports and statements required to be filed by it since December 31, 2018, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Authorities, and has paid all fees and assessments due and payable in connection therewith.

(ii)    JCB is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority that has had, or that is reasonably expected to have, a Material Adverse Effect on JCB.

(iii)    JCB has not been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(n)    Compliance with Laws.

JCB:

(i)    is in compliance with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Consumer Financial Protection Act of 2010, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and federal and state privacy laws and regulations, including without limitation, those set forth in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder;

(ii)    is in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act, the U.S.A. PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the U.S.A. PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the U.S.A. PATRIOT Act and the regulations thereunder, has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the Internal Revenue Service (“IRS”) and has timely filed all Suspicious Activity Reports required to be filed by it;

(iii)    has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to JCB's knowledge, no suspension or cancellation of any of them is threatened; and

(iv)    has not received, since December 31, 2018, any notification or communication from any Governmental Authority (A) asserting that it is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to JCB's knowledge, do any grounds for any of the foregoing exist).

(o)    Material Contracts; Defaults. Except for this Agreement and as listed in Section 5.03(o) of the JCB Disclosure Schedule, it is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (collectively, “Material Contracts”), (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (ii) that restricts or limits in any way the conduct of business by it (including without limitation a non-compete or similar provision), (iii) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $25,000 per year (other than any such contracts which are terminable by it on 60 days or less notice without any required payment or other conditions, other than the condition of notice), (iv) that relates to the incurrence of indebtedness by it (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta or the Federal Reserve Bank of Richmond discount window, securities sold under agreements to repurchase, and trade payables, in each case incurred in the ordinary course of business consistent with past practice), (v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of it, (vi) that involves the purchase or sale of assets with a purchase price of $25,000 or more in any single case or $50,000 or more in all such cases (other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice), (vii) that involves Intellectual Property, (viii) that provides for the payment by JCB of payments or other benefits upon a change in control thereof, (ix) that would entitle any present or former director, officer, employee or agent of JCB to indemnification from JCB or (x) that is with respect to, or otherwise commits it to do, any of the foregoing. It is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(p)    Employee Benefit Plans.

(i)    Section 5.03(p)(i) of the JCB Disclosure Schedule sets forth a complete and accurate list of each Compensation and Benefit Plan of JCB. Neither JCB nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii)    The written terms of each Compensation and Benefit Plan of JCB comply in all material respects, and, to the knowledge of JCB, each such Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter. JCB has no knowledge of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of JCB, threatened legal action, suit or claim relating to its Compensation and Benefit Plans other than routine claims for benefits. It has not engaged in a transaction, or failed to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof. No individual who is or was a “fiduciary,” as defined in Section 3(21) of ERISA, of any Compensation and Benefit Plan of JCB has any liability (including threatened, anticipated or contingent) for breach of fiduciary duty under ERISA.

(iii)    Each Compensation and Benefit Plan of JCB is in writing. With respect to each Compensation and Benefit Plan, it has made available to Parent the following: (1) all documents embodying such Compensation and Benefit Plan and any related trust; (2) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (3) the three most recent annual actuarial valuations, if any and. with respect to the employee stock ownership plan maintained by JCB and its Subsidiaries (the “ESOP”), the three most recent independent ESOP valuations, (4) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (5) all IRS or DOL determination, opinion, notification, and advisory letters, (6) all material correspondence to or from any Governmental Authority sent or received in the last three years, including filings relating to any amnesty, voluntary compliance, self-correction or similar program sponsored by the IRS, DOL, or other Governmental Authority, (7) any documentation relating to any self-corrections of a Compensation and Benefit Plan in the last six years, (8) all discrimination and top-heavy tests for the most recent three plan years for each Pension Plan, (9) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreement, group annuity contracts, and group insurance contracts, (10) any documentation relating to outstanding loans with respect to any Compensation and Benefit Plan, and participant loans, and (11) all fidelity bond and fiduciary liability insurance policies.

(iv)    No liability under Title IV of ERISA has been or is expected to be incurred by JCB with respect to any “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, including such a plan of any entity which is considered one employer with JCB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate”). Neither JCB, nor any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA or has sponsored or has been obligated to contribute to a plan subject to Section 412 of the Code.

(v)    With respect to any Compensation and Benefit Plan of JCB that is an ESOP, the ESOP trust and trustee of the ESOP trust have been duly authorized and established by all necessary corporate action on the part of the ESOP and authorized, established and maintained in accordance with applicable laws, regulations, and rulings, and in accordance with the respective terms of the ESOP and ESOP trust. The ESOP is and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. To JCB’s knowledge, its ESOP trust is now and has at all times since inception been, qualified under Section 501(a) of the Code. The shares of its common stock held by the ESOP trust have constituted and constitute “employer securities,” as defined in Section 409(l) of the Code, and “qualified employer securities,” as defined in Section 407(d)(5) of ERISA. As of the Effective Time, neither it nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the Code. The common stock held by the ESOP is owned of record and beneficially by the ESOP, free and clear of all encumbrances. There are no liabilities or existing indebtedness of the ESOP other than the obligation to pay the benefits to the ESOP participants under the ESOP in the ordinary course. No shares of JCB common stock were acquired by the ESOP in a transaction pursuant to Section 1042 of the Code. All contributions to the ESOP were deductible under Section 404 of the Code for the year made. JCB and the ESOP have, at all times, complied with the voting requirement of Section 409(e) of the Code.

(vi)    All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected on its financial statements.

(vii)    JCB does not have any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or applicable state law, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by it that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits.

(viii)    Except as provided in this Agreement or otherwise identified in Section 5.03(p) of the JCB Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any employee, consultant or director of JCB to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), JCB will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(x)    JCB has not made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Compensation and Benefit Plan that is an operational failure or documentary failure under Section 409A of the Code or that could subject JCB to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.

(xi)    JCB has not used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any Compensation and Benefit Plan or the imposition of penalties or payment of additional Taxes, including excise Taxes, or the requirement to make additional contributions with respect to any Compensation and Benefit Plan by the Internal Revenue Service or the DOL.

(q)    Labor Matters. JCB is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is JCB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving JCB pending or, to JCB’s knowledge, threatened, nor does JCB have knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(r)    Takeover Laws. JCB has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover laws applicable to JCB.

(s)    Environmental Matters. To JCB’s knowledge, neither the conduct nor operation by it nor any condition of any property presently or previously owned, leased or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a Lien, violates or violated Environmental Laws and to JCB’s knowledge no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To JCB’s knowledge, it has not received any notice from any person or entity that it or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by it is or was in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.

(t)    Tax Matters.

(i)    All Tax Returns that are required to be filed by or with respect to JCB have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full. No Taxes are being contested. All such Tax Returns were correct and complete in all material respects. All assessments for Taxes due with respect to completed and settled examinations or any concluded litigations have been fully paid. Except as noted in Section 5.03(t)(i) of the JCB Disclosure Schedule, there are no, and there have been no, disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon JCB. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of JCB. It has not granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect.

(ii)    JCB has complied in all material respects with all applicable laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign law.

(iii)    The unpaid Taxes of JCB (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with past custom and practice of JCB in filing its Tax Returns.

(iv)    JCB is not a party to any Tax allocation or sharing agreement and has not been a member of an affiliated group filing a consolidated federal income Tax Return other than one in which JCB is the parent or has any Tax liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

(v)    During the five-year period ending on the date hereof, JCB was not a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(vi)    Parent will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring prior to the Effective Time. Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time by JCB; (ii) installment sale or open transaction disposition made by JCB on or prior to the Effective Time; (iii) prepaid amount received by JCB on or prior to the Effective Time; or (iv) election made by JCB under Section 108(i) of the Code.

(vii)    JCB is not subject to any private letter ruling of the IRS or comparable rulings of any taxing authority.

(viii)    No property owned by JCB is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (iv) subject to any provision of state, local or foreign law comparable to any of the provisions listed above.

(ix)    JCB does not have any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(x)    JCB has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(xi)    JCB has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(xii)    For purposes of this Section 5.03(t), any reference to JCB shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with JCB.

(u)    Risk Management Instruments. JCB is not a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of customers.

(v)    Books and Records. The books and records of JCB have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.

(w)    Insurance. Section 5.03(w) of the JCB Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by JCB. JCB is insured with insurers believed to be reputable against such risks and in such amounts as JCB’s management reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect. JCB is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(x)    Property. Section 5.03(x) of the JCB Disclosure Schedule sets forth, with respect to JCB (i) a list of each personal property lease involving annual payments in excess of $1,000 to which it is a party and (ii) a list of each parcel of real property leased by it together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding and is in full force and effect. JCB has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. JCB is not in material default under any Property Lease.

(y)    Securitizations. JCB is not a party to any agreement securitizing any of its assets.

(z)    Approvals. As of the date of this Agreement, JCB knows of no reason why all regulatory approvals from any governmental entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(aa)    Disaster Recovery and Business Continuity. JCB has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect its customers, assets, or employees. To the JCB’s knowledge, such program ensures that it can recover its mission critical functions, and complying with the requirements of the Federal Financial Institutions Examination Council and the FDIC.

(bb)    Loan Portfolio.

(i)    Section 5.03(bb) of the JCB Disclosure Schedule sets forth, as of March 31, 2024, with respect to JCB, (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to it (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by it as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of it that is classified as “Other Real Estate Owned” and the book value thereof.

(ii)    To JCB’s knowledge, each Loan of JCB (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal that has been provided to it and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity, which would in certain circumstances limit or delay enforceability of the obligor). All Loans originated by JCB, and all such Loans purchased by JCB, were made or purchased in accordance with JCB's standard lending policies and procedures. All such Loans (and any related guarantees) and payments due thereunder are, and on the closing of the Merger will be, free and clear of any Lien (other than Liens on Loans held by the Federal Home Loan Bank of Atlanta to secure borrowings by JCB), and JCB has complied in all material respects, and on the closing of the Merger will have complied in all material respects, with all laws and regulations relating to such Loans.

(cc)    Intellectual Property. JCB owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with its Intellectual Property have been paid. JCB’s use of any Intellectual Property does not, to its knowledge, infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which it acquired the right to use any Intellectual Property. To JCB’s knowledge, no Person is challenging, infringing on or otherwise violating its right with respect to any Intellectual Property. JCB has not received any notice of any pending claim with respect to any Intellectual Property and, to its knowledge no Intellectual Property is being used or enforced in a manner that would result in its abandonment, cancellation or unenforceability. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights; provided, that the term Intellectual Property shall not include click-wrap, click-through or shrink wrap licenses or other similar non-exclusive licenses for commercial off-the-shelf or generally available software.

(dd)    Information Systems and Security.

(i)    JCB, and to JCB’s knowledge each third-party vendor to it, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of JCB (“Computer Systems”), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. To JCB’s knowledge it has not suffered a material security incident or material breach with respect to its data or Computer Systems any part of which occurred since December 31, 2018.

(ii)    To JCB’s knowledge, its Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. JCB has not experienced since December 31, 2018 any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. JCB has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

5.04.       Representations and Warranties of Parent, Skyline and Merger Sub. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Parent, Skyline and Merger Sub hereby represent and warrant to JCB:

(a)    Organization and Standing. Parent is (i) a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, (ii) duly licensed or qualified to do business and in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, and (iii) duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Parent Certificate and Parent Bylaws have been made available to JCB.

(b)    Subsidiary Bank. Skyline (i) is a national banking association duly formed under the laws of the United States, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. True, complete and correct copies of the Skyline Certificate and Skyline Bylaws have been made available to JCB.

(c)    Merger Sub Formation. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as contemplated herein.

(d)    Corporate Authority. The execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent, Skyline and Merger Sub. Assuming due authorization, execution and delivery by JCB, this Agreement is a valid and legally binding obligation of each of Parent, Skyline and Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e)    Consents and Approvals: No Defaults.

(i)    (A) the filing of applications, notices and waiver requests as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act and the Federal Reserve Act, the OCC under the National Bank Act, the Virginia Bureau of Financial Institutions and the Tennessee Department of Financial Institutions, (B), the filing of articles of merger with the Tennessee Secretary of State in connection with the Merger, (C) the filing of articles of merger with the Tennessee Secretary of State and a notice of consummation with the OCC, and the issuance of a certificate of merger by the OCC in connection with the Bank Merger, (D) the receipt of approval of the shareholders of JCB, and (E) such filings and approvals as are required to be made under “blue sky” laws, no consents or approvals of, or filings or registrations with, any Regulatory Authority or Governmental Authority or with any third party are required to be made or obtained by Parent, Skyline or any of their Subsidiaries in connection with the execution, delivery or performance of this Agreement or to consummate the Merger. As of the date hereof, Parent and Skyline have had preliminary discussions with their applicable Regulatory Authorities regarding the transaction contemplated by this Agreement and, based on those discussions, neither Parent nor Skyline has knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)    Subject to receipt of regulatory approvals and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument to which Parent, Skyline or any of their Subsidiaries is a party or by which Parent, Skyline or any of their Subsidiaries or any of their properties or assets may be bound, (B) constitute a breach or violation of, or a default under either of their articles of incorporation or Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(f)    Share Ownership. Neither Parent nor any of its Subsidiaries owns or beneficially owns any shares of JCB Common Stock.

(g)    Availability of Funds. Parent and its Subsidiaries have, or at Closing will have, sufficient liquid resources available to pay the aggregate Merger Consideration to holders of the shares of JCB Common Stock pursuant to this Agreement and will not be subject to any financing or other contingencies that may delay and adversely affect Parent’s ability to consummate the transactions hereunder.

(h)    Employee Benefit Plans.

(i)    The written terms of each Compensation and Benefit Plan of Parent and its Subsidiaries comply in all material respects, and, to the knowledge of Parent and Skyline, each such Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter. Parent and Skyline have no knowledge of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Parent or Skyline, threatened legal action, suit or claim relating to its Compensation and Benefit Plans other than routine claims for benefits. Neither it nor any of its Subsidiaries has engaged in a transaction, or failed to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof. No individual who is or was a “fiduciary,” as defined in Section 3(21) of ERISA, of any Compensation and Benefit Plan of Parent and its Subsidiaries has any liability (including threatened, anticipated or contingent) for breach of fiduciary duty under ERISA.

(ii)    All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected on Parent’s and Skyline’s financial statements.

(i)    Labor Matters. Neither Parent nor Skyline is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Parent or Skyline the subject of a proceeding asserting that they have committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Parent or Skyline or, to their knowledge, threatened, nor does Parent or Skyline have knowledge of any activity involving them or their employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

ARTICLE VI

Covenants

6.01       Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Parent, Skyline and JCB agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02        Shareholder Approval.

JCB agrees to take, in accordance with applicable law and the JCB Certificate and the JCB Bylaws, all action necessary to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by JCB’s shareholders for consummation of the Merger and the Bank Merger (the “JCB Meeting”), as promptly as practicable after the date of this Agreement. The JCB Board has unanimously approved and will recommend that the JCB shareholders approve the Agreement and the transactions contemplated hereby; provided, that prior to the JCB Meeting, the JCB Board may approve or recommend (or submit to shareholders) a Superior Proposal and withdraw, qualify or modify its recommendation regarding this Agreement and the transactions contemplated herein in connection therewith in accordance with Sections 6.06 and 8.01(h) and determined in good faith, after consultation with outside counsel and financial advisers, that failure to pursue such Superior Proposal would be more likely than not to result in a violation of its fiduciary duties under applicable law.

6.03        Proxy Statement.

(a)    JCB and Parent shall as promptly as practicable prepare the Proxy Statement with respect to the JCB Meeting in accordance with Section 6.02. JCB and Parent agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and their counsel and accountants in the preparation of the Proxy Statement. Each of Parent and JCB agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement. Parent shall have the right to review and consult with JCB and approve in advance the form of, and any characterization of such information included in, the Proxy Statement, and any amendment or supplement thereto.

(b)    If, at any time prior to the JCB Meeting, any event occurs with respect to Parent, JCB or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a Party for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such Party shall promptly notify the other Party of such event, and Parent and JCB shall cooperate to the extent required by applicable law, in disseminating the information contained in such amendment or supplement to the shareholders of JCB.

6.04        Press Releases. Each of JCB, Parent and Skyline agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation. JCB, Parent and Skyline each agree to provide to the other parties a copy of any press release or written statement that it proposes to make or distribute and allow the other parties reasonable time to comment thereon in advance of the issuance thereof.

6.05        Access; Information.

(a)    Each of JCB, Parent and Skyline agrees that upon reasonable notice it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records, Tax Returns, work papers of independent auditors, properties, personnel and such other information as the other party may reasonably request and, during such period, it shall furnish promptly to such other party all other information concerning its business, properties and personnel as the other may reasonably request. Neither Parent or its Subsidiaries nor JCB shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Parent, JCB or their respective Subsidiaries, as the case may be, or contravene any applicable law or regulation.

(b)    Each party hereto shall, and shall use its reasonable best efforts to cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other parties, all information of the other parties obtained prior to the date of this Agreement or pursuant to this Section 6.05 that is not otherwise publicly disclosed by the other parties, unless such information is required to be included in any filing required by law or in an application for any regulatory approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the case of information that a party believes is necessary in making any such filing or obtaining any such regulatory approval, that party will provide the other parties a reasonable opportunity to review any such filing or any application for such regulatory approval before it is filed sufficient for it to comment on and object to the content of such filing or application. If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, promptly destroy in a manner that renders the information impracticable to read or reconstruct and certify the destruction of all confidential information received from the other party.

(c)    No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d)    During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

6.06        Acquisition Proposals.

(a)    JCB agrees that it shall not, and shall use its reasonable best efforts to cause its affiliates, officers, directors, agents, advisors and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) not to, solicit, initiate or encourage (including by way of furnishing information or assistance) inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any Person relating to, or to take any other action designed to facilitate or that is likely to lead to, any Acquisition Proposal. JCB shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. JCB will immediately (within two business days) inform Parent of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of JCB or any merger, change or control or other business combination involving JCB.

(b)    Notwithstanding the foregoing, if, at any time before the JCB Meeting, the JCB Board determines in good faith, after consultation with outside counsel and financial advisors, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, JCB may, in response to an unsolicited, bona fide written Acquisition Proposal that did not otherwise result from a breach of this Section 6.06 and that the JCB Board determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes or is reasonably likely to lead to a Superior Proposal, (i) furnish non-public information with respect to JCB to the Person who made such Acquisition Proposal if JCB receives from such person or entity an executed confidentiality agreement on terms materially no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with JCB and (ii) participate in discussions and negotiations regarding such Acquisition Proposal. JCB shall promptly (within forty-eight (48) hours) notify Parent orally and in writing of JCB’s receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

6.07      Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”) and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

6.08        Regulatory Applications.

(a)    Parent, Skyline and JCB and their respective Subsidiaries shall cooperate and use their reasonable best efforts (i) to prepare as soon as reasonably practicable (and in any event within 45 days) all documentation and to effect all filings with Regulatory Authorities and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and (ii) to obtain all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted by a Regulatory Authority or a Governmental Authority with respect to the Merger or the Bank Merger under any applicable law, regulation or decree, including agreeing to divest any assets, deposits, lines of business or branches; provided, that Parent shall not be required to agree to any condition or take any action if such agreements or the taking of such action is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 7.01(b). Each of Parent and JCB shall have the right to review in advance all material written information submitted to any third party, Regulatory Authority or Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Regulatory Authority or a Governmental Authority the consent or approval of which is required for the consummation of the Merger or the Bank Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority or a Governmental Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, Parent shall, to the extent permitted by applicable law (i) promptly advise JCB, (ii) provide JCB with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory Authority or Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide JCB with the opportunity to participate in any meetings or substantive telephone conversations that Parent may have from time to time with any Regulatory Authority or Governmental Authority with respect to the transactions contemplated by this Agreement.

(b)    Each party agrees, upon request, unless prohibited by applicable law, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Regulatory Authority or Governmental Authority.

6.09        Indemnification.

(a)    Following the Effective Date Parent shall indemnify, defend and hold harmless the present directors, officers and employees of JCB (for purposes of this Section 6.09(a), each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that JCB is permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of Tennessee, the JCB Certificate, the JCB Bylaws and any Previously Disclosed agreement or arrangement in effect on the date hereof.

(b)    For a period of six (6) years from the Effective Time, Parent shall maintain, or shall cause Skyline to maintain, in effect JCB’s existing directors’ and officers’ liability insurance policy (provided that Parent or Skyline may substitute therefor (i) policies providing at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous, or (ii) with the consent of JCB given prior to the Effective Time, any other policy) insuring JCB’s directors and officers against claims arising from facts or events which occurred prior to the Effective Time and covering JCB’s directors and officers who are covered by JCB’s current policy; provided, that in no event shall Parent be required to expend more than 250% of the current annual premium paid by JCB (the “Insurance Amount”) to maintain or procure its current directors and officers insurance coverage; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.09(b) for an amount equal to or less than the Insurance Amount, Parent shall obtain as much comparable insurance as is available for the Insurance Amount and, if such extended coverage under JCB’s existing directors’ and officers’ liability insurance policy or another policy is not available for six (6) years, Parent and Skyline shall maintain such coverage for the maximum lesser period as shall be available; provided, further, that officers and directors of JCB may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such insurance.

(c)    For purposes of this Section 6.09 in the event any claim is asserted within the six (6) year period after the Effective Time, all such rights in respect of any such claim shall continue until disposition thereof and the Indemnified Party shall be entitled to advancement of expenses within five (5) business days following receipt of any such claim involving such Indemnified Party.

(d)    Any Indemnified Party wishing to claim indemnification under Section 6.09(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parent thereof; provided, that the failure so to notify shall not affect the obligations of Parent under Section 6.09(a) unless and only to the extent that Parent is actually prejudiced as a result of such failure.

(e)    If Parent or any of its successors or assigns shall merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.09.

(f)    The provisions of this Section 6.09 (i) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by statute, agreement or otherwise.

6.10        Benefit Plans.

(a)    At the Effective Date and during the remainder of the calendar year in which the Effective Date occurs Parent shall either (i) maintain the group health insurance, group term life insurance and group term disability insurance plans in effect prior to the Effective Date, respectively, for employees of JCB aries or (ii) with respect to the provision of welfare benefits, provide any such benefits under a single plan or substantially similar (as between similarly situated employees and their dependents of JCB) plans, with respect to each type of group welfare benefit offered by Parent. Beginning with the first calendar year that begins after the Effective Date, with respect to the provision of welfare benefits, any such benefits will be provided under a single plan or substantially similar (as between similarly situated employees and their dependents of JCB) plans, with respect to each type of group welfare benefit offered by Parent.

(b)    All employees of JCB who become employees of Parent or Skyline or a Subsidiary of Parent or Skyline at the Effective Time shall receive credit for years of service with JCB prior to the Effective Date for purposes of eligibility and vesting (including vacation or paid time off accrual), but, except as required by law, not for purposes of benefit accrual or allocation of contributions, under Parent’s employee benefit plans to the extent such employees participate in such employee benefit plans.

(c)    Parent agrees that each employee of JCB who is involuntarily terminated by Parent or Skyline or a Subsidiary of Parent or Skyline (other than for cause) on or within six (6) months after the Effective Date, shall receive, subject to such employee’s execution and non-revocation of a general release, in a form acceptable to Parent, acting reasonably, associated with each individual’s respective employment prior to such termination, (i) a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service (with credit for partial years of service) with a minimum payment equal to four weeks and a maximum equal to twenty-six (26) weeks of base pay; and (ii) an employer subsidy towards such employee’s COBRA premium payments incurred during that number of full or partial months on which the employee’s severance payment under Section 6.10(c)(i) is based, so that such employee’s COBRA premium payments for those months shall be equal to the premium payment paid by such employee immediately prior to termination. Notwithstanding the foregoing, employees with individual agreements that provide for payment of severance or COBRA reimbursement upon termination of employment will be paid severance and COBRA reimbursement only in accordance with such agreements, and employees who are party to a consulting agreement with Skyline or Parent or a Subsidiary of Parent or Skyline as of the Effective Time shall not be eligible for severance or COBRA reimbursement under this Section 6.10(c).

(d)    Contemporaneously with JCB’s mailing or delivering the Proxy Statement to its shareholders pursuant to its obligations set forth in Section 6.03(a), or as promptly as practicable thereafter, JCB shall provide for the delivery of an information statement and form of written consent acceptable to Parent (the “ESOP Statement”) to all participants and beneficiaries with an account balance under JCB’s ESOP, which ESOP Statement shall (i) contain such notices and materials as are provided to other shareholders of JCB regarding this Agreement and the transactions contemplated hereunder and (ii) describe such individual’s right to instruct the trustee of the ESOP, in confidence, with respect to any vote or consent or exercise of any other applicable shareholder rights relating to the shares of JCB Common Stock allocated to their account under the ESOP in connection with the approval of this Agreement and the Plan of Merger. JCB shall cause the trustee of its ESOP, or the trustee’s delegate, to (i) complete, on a confidential basis, the shareholder right direction pass-through processes and procedures required under the ESOP as of the date hereof and Section 409(e) of the Code and (ii) in accordance with the requirements of the Code, vote any shares of JCB Common Stock allocated to accounts under the ESOP with respect to which voting instructions are not received from the participants and beneficiaries, and any shares of JCB Common Stock which are not then allocated to the accounts of participants and beneficiaries under the ESOP, in accordance with the ESOP and ERISA. From the date hereof until the Effective Time, JCB will cause its ESOP not to (i) redeem or otherwise acquire any shares of JCB Common Stock, except for repurchases by JCB itself (and, for avoidance of doubt, not by the ESOP) of shares of JCB Common Stock from employees to the extent required by the ESOP, permitted by the ESOP and applicable law in connection with distributions, or as otherwise specifically provided herein, (ii) permit the ESOP to make distributions in respect of shares of JCB Common Stock to participants and beneficiaries except as required under the ESOP or by applicable law, or as permitted under the ESOP and applicable law, or (iii) take any action or fail to take any action that would, or that could be reasonably expected to, adversely affect the tax-qualified status of the ESOP under Sections 401(a) and 501(a) of the Code or that would, or that could be reasonably expected to, constitute a breach of fiduciary duty under ERISA.

(e)    If requested by Parent at least sixty (60) days (or such shorter period reasonably agreed to by the parties) prior to the Effective Time, JCB shall take, and shall cause the trustee of its ESOP to take, prior to the Effective Time, all actions reasonably requested by Parent that may be necessary or appropriate, conditioned (as applicable, with respect to contributions) on the occurrence of the Effective Time and to the extent not prohibited by applicable law, to provide that no new participants shall be admitted to the ESOP on or after the Effective Time, to provide that no employer contributions shall be made for compensation with respect to services performed on or after the Effective Time, to provide for full vesting as of the Effective Time, and to provide that no additional benefits shall accrue to any ESOP participant or beneficiary with respect to services performed on or after the Effective Time. The form and substance of such resolutions and any other documents that are necessary to effect the foregoing shall be subject to the review and prior written approval of Parent, which shall not be unreasonably withheld or delayed. As of the Effective Time, all shares of JCB Common Stock held by the ESOP shall be converted into the right to receive the Merger Consideration.

(f)     Section 6.10(f) of the JCB Disclosure Schedule lists each non-qualified deferred compensation plan or agreement of JCB for the benefit of its current or former employees and directors (each, a “Non-Qualified Arrangement”). If requested by Parent at least thirty (30) days prior to the Effective Time, or if determined by JCB prior to the Effective Time, JCB shall take all steps necessary to terminate immediately preceding the Effective Time each of the Non-Qualified Arrangements that are specified by Parent or JCB for this purpose, with such termination and liquidating payment thereunder carried out in accordance with Section 409A of the Code. The form and substance of such resolutions and any other documents that are necessary to effect the foregoing shall be subject to the prior review and comment of Parent, which shall not be unreasonably withheld or delayed. Absent such request with respect to a Non-Qualified Arrangement, Parent or one of its Subsidiaries shall assume such Non-Qualified Arrangement as of and following the Effective Time, with payment thereunder to be made in accordance with the terms of such Non-Qualified Arrangement and Section 409A of the Code.

(g)    As of the date hereof, Parent has entered into a consulting agreement, which will become effective as of the Effective Time, with each of Chris D. Reece and Bonnie B. Reece.

(h)    Nothing in this Section 6.10 shall be interpreted as preventing Parent or its Subsidiaries, from and after the Effective Time, from amending, modifying or terminating any Compensation and Benefit Plan or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law.

6.11        Notification of Certain Matters. Each of JCB and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, not taking into account the standard set forth in Section 5.02.

6.12       Compliance with Laws. JCB, Parent and their respective Subsidiaries shall comply in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them or to their employees and will not take any action that would, or is reasonably likely to, cause the Merger to be a taxable event to Parent.

6.13        Retention Agreements and Bonus Pool. Skyline will enter into retention bonus agreements and establish a retention pool/stay bonus pool providing for retention/stay bonuses determined by Parent in consultation with JCB in accordance with Section 6.13 of the Parent Disclosure Schedule.

ARTICLE VII
Conditions to Consummation of the Merger

7.01        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the fulfillment prior to the Effective Time of each of the following conditions:

(a)    Shareholder Approval. This Agreement and any other matters required to be approved by JCB’s shareholders for consummation of the Merger shall have been duly approved by the requisite vote of JCB’s shareholders.

(b)    Regulatory Approvals. All approvals of Regulatory Authorities and Governmental Authorities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements applicable either before or after the Effective Time which the Parent Board reasonably determines in good faith would have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole taking into account the consummation of the Merger in making such determination; provided, however, that, any requirement for Parent or Skyline to raise additional capital as a condition of any such approvals shall not be considered a Material Adverse Effect.

(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

7.02        Conditions to Obligation of JCB. The obligation of JCB to consummate the Merger is also subject to the fulfillment prior to the Effective Time of each of the following conditions, unless waived by JCB:

(a)    Representations and Warranties. The representations and warranties of Parent and Skyline set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and JCB shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

(b)    Performance of Obligations. Parent and Skyline shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and JCB shall have received a certificate, dated the Effective Date, signed on behalf of Parent and Skyline by the Chief Executive Officer and Chief Financial Officer of Parent and Skyline to such effect.

(c)    Payment of Merger Consideration. No later than two (2) business days prior to the Effective Time, Parent shall have delivered the Merger Consideration to the Exchange Agent and the Exchange Agent shall provide JCB with a certificate evidencing such delivery.

7.03        Conditions to Obligation of Parent and Skyline. The obligation of Parent and Skyline to consummate the Merger is also subject to the fulfillment prior to the Effective Time of each of the following conditions, unless waived by Parent and Skyline:

(a)    Representations and Warranties. The representations and warranties of JCB set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of JCB by the Chief Executive Officer and the President of JCB to such effect.

(b)    Performance of Obligations. JCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of JCB by the Chief Executive Officer and the President of JCB to such effect.

(c)    Support and Non-Competition Agreement. All of the directors of JCB in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Support and Non-Competition Agreement in substantially the form attached hereto as Exhibit B.

(d)    Dissenting Shares. Not more than fifteen percent (15.0%) of the outstanding shares of JCB Common Stock shall constitute Dissenting Shares.

(e)    No Material Adverse Effect. No Material Adverse Effect with respect to JCB shall have occurred.

ARTICLE VIII
Termination

8.01        Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent, Skyline and JCB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)    Breach. At any time prior to the Effective Time, by Parent and Skyline or JCB (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors determines that there is: (i) a breach by the other party of any representation or warranty of such party contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements of such party contained herein, which material breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

(c)    Delay. At any time prior to the Effective Time, by Parent and Skyline or JCB, if the Merger is not consummated by March 31, 2025, unless the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d)    Failure of Parent and Skyline Conditions. By Parent and Skyline (provided that they are not then in material breach of any representation, warranty, covenant or other agreement contained herein) if, for reasons that are within JCB's reasonable control, the conditions in Section 7.03 have not been satisfied by JCB within five (5) business days after satisfaction of the last condition in Section 7.01 to be satisfied (and cannot be, or have not been, cured by JCB within thirty (30) days after the giving of written notice of such failure) and have not been waived by Parent.

(e)    Failure of JCB Conditions. By JCB (provided that it is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if, for reasons that are within Parent's or Skyline's reasonable control, the conditions in Section 7.02 have not been satisfied by Parent within five (5) business days after satisfaction of the last condition in Section 7.01 to be satisfied (and cannot be, or have not been, cured by Parent within thirty (30) days after the giving of written notice of such failure) and have not been waived by JCB.

(f)    No Approval. By Parent and Skyline or JCB, if (i) the approval of any Regulatory Authority or Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Regulatory Authority or Governmental Authority or (ii) any shareholder approval required by Section 7.01(a) herein is not obtained at the JCB Meeting (or any adjournment thereof).

(g)    Failure to Recommend, Etc. At any time prior to the JCB Meeting, by Parent and Skyline if JCB shall have breached Section 6.06 or Section 6.02 in any material respect or if the JCB Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner reasonably likely to lead to the JCB shareholders not approving the Merger at the JCB Meeting; or

(h)    Superior Proposal.

(i) By JCB, if, at any time prior to the JCB Meeting, JCB has received a Superior Proposal and has the JCB Board has made a determination to accept such Superior Proposal; provided, that (A) this Agreement may be terminated by JCB pursuant to this Section 8.01(h) only after the fifth business day following Parent’s receipt of written notice from JCB advising Parent that JCB is prepared to make a determination to enter into an agreement with respect to a Superior Proposal and only if, during such five (5) business day period, Parent does not make an offer to JCB that the JCB Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (B) JCB pays the Fee specified in Section 8.03.

(ii) For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal that was received and considered by JCB in compliance with Section 6.06, that the JCB Board concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (as it may be proposed to be amended by Parent, as applicable) (A) is more favorable to the shareholders of JCB from a financial point of view, than the transactions contemplated by this Agreement and (B) is reasonably capable of being completed on the terms proposed.

8.02       Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as provided in Section 8.03, (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement, and (iii) 6.04, 6.05(b), 8.02, 8.03, 9.05, 9.06, 9.07, 9.08, 9.09 and 9.10 shall survive any termination of this Agreement.

8.03        Fees and Expenses.

(a)    In the event that:

(i)    this Agreement shall be terminated by Parent and Skyline pursuant to Section 8.01(g) or by JCB pursuant to Section 8.01(h), then JCB shall pay Parent promptly (but in no event later than two (2) business days after the date of termination of this Agreement) a fee of $1,000,000 (the “Fee”), which amount shall be payable in immediately available funds; or

(ii)    this Agreement shall be terminated (A) by Parent and Skyline pursuant to Sections 8.01(b) or 8.01(d) or (B) by Parent and Skyline or JCB pursuant to Section 8.01(f)(ii), and, in either case, an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the shareholders or senior management of JCB or the JCB Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the termination of this Agreement (in the case of clause (A)) or the taking of the vote of the shareholders of JCB at the JCB Meeting (in the case of clause (B)), and prior to that date that is twelve (12) months after such termination, JCB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether or not the same Acquisition Proposal as that referred to above or whether such Acquisition Proposal is consummated before or after termination of this Agreement), then JCB shall pay Parent the Fee on the earlier of such date of execution or consummation, which amount shall be payable in immediately available funds. For the purposes of this Section 8.03, “Acquisition Agreement” shall mean any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal. For purposes of this Section 8.03, the term “Acquisition Proposal” shall have the meaning set forth in the definition of “Acquisition Proposal” in Section 1.01 except that the references to “24.99%” shall be deemed to be references to “51%.” In no event shall JCB be required to pay the Fee on more than one occasion.

(b)         In the event that JCB shall fail to pay the Fee described above when due, then it shall pay such Fee plus the costs and expenses actually incurred by the party entitled to receive such Fee (including, without limitation, fees and expenses of counsel) in connection with the collection of such Fee and the enforcement of this Section 8.03, together with interest on such unpaid Fee and costs and expenses, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

ARTICLE IX
Miscellaneous

9.01       Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Articles II, III, Section 6.09 and this Article IX and those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, all of which shall survive the Effective Time).

9.02       Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the JCB Meeting, this Agreement may not be amended if it would violate the National Bank Act, TBCA or any regulatory approval required to consummate the transactions contemplated hereby.

9.03        Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but, except by operation of law, shall not be assigned by any party without the prior written consent of the other parties.

9.04        Counterparts; Execution by Electronic Means. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

9.05      Governing Law; Venue; Jury Trial Waiver. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within Virginia (except to the extent that mandatory provisions of federal law are applicable). All actions and proceedings arising out of or relating to this Agreement or its subject matter shall be heard and determined exclusively in any state or federal court sitting within the boundaries of the United States District Court for the Western District of Virginia. EACH PARTY IRREVOCABLY CONSENTS TO AND SUBMITS TO (A) THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE ABOVE‑NAMED VENUE, AND (B) IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY LEGAL PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE LEGAL PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE LEGAL PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.06       Expenses. Subject to the obligations of Parent, Skyline and JCB set forth in Sections 8.02 and 8.03, Parent and Skyline will bear all expenses incurred by them or their affiliates and JCB will bear all expenses incurred by JCB or its affiliates, in connection with this Agreement and the transactions contemplated hereby, except that all filing and other fees paid to Governmental Authorities and Regulatory Authorities in connection with the Merger shall be paid by Parent.

9.07      Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, delivered by nationally recognized overnight courier (with delivery confirmation service), mailed by registered or certified mail (return receipt requested) or electronic mail to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to JCB, to:

Johnson County Bank

241 West Main Street

Mountain City, Tennessee 37683

ATTN: Chris D. Reece

  Chief Executive Officer

E-mail: chrisr@johnsoncountybank.com

With a copy to:

Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, D.C. 20015
Attention: Lawrence M.F. Spaccasi, Esq.
                 Zachary A. Davis, Esq.

If to Parent or Skyline, to:

Skyline Bankshares, Inc.

101 Jacksonville Circle

Floyd, VA 24091

ATTN: Blake M. Edwards, Jr.

            President and Chief Executive Officer

E-mail: bedwards@skylinenationalbank.com

With a copy to:

Williams Mullen

200 South 10th Street, Suite 1600

Richmond, Virginia 23219

ATTN: Lee G. Lester

E-mail: llester@williamsmullen.com

9.08       Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedules and Exhibits) and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.09 and the Confidentiality Agreement, which shall inure to the benefit of the Persons referred to in such Section and the Confidentiality Agreement, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.09       Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.10       Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. No provision of this Agreement shall be construed to require Parent, JCB or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SKYLINE BANKSHARES, INC.

By: /s/ Blake M. Edwards, Jr.

Blake M. Edwards, Jr.

President and Chief Executive Officer

SKYLINE NATIONAL BANK

By: /s/ Blake M. Edwards, Jr.

Blake M. Edwards, Jr.

President and Chief Executive Officer

SKYLINE MERGER SUB, INC.

By: /s/ Blake M. Edwards, Jr.

Blake M. Edwards, Jr.

President

JOHNSON COUNTY BANK

By: /s/ Chris D. Reece

Chris D. Reece

Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

Exhibit A

PLAN OF MERGER

merging

SKYLINE MERGER SUB, INC.

a Virginia corporation

with and into

JOHNSON COUNTY BANK,

a Tennessee corporation

1.         Merger. Skyline Merger Sub, Inc., a Virginia corporation (“Merger Sub”) and wholly-owned subsidiary of Skyline Bankshares, Inc. (“Parent”), shall upon the Effective Time (as defined in Section 2(a)) be merged (the “Merger”) with and into Johnson County Bank, a Tennessee corporation (“JCB”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and JCB shall continue as the surviving entity (the “Surviving Entity”) following the Merger. The existence of JCB, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected and unimpaired by the Merger.

2.          Effective Time; Effects of the Merger.

(a)         The Merger shall become effective as of the date and time agreed to by parties as specified in the articles of merger filed with the Tennessee Secretary of State and Virginia State Corporation Commission relating to the Merger; such time referred to herein as the “Effective Time.”

(b)         At the Effective Time, the Merger shall have the effects set forth in the Tennessee Business Corporation Act, as amended (the “TBCA”) and the Virginia Stock Corporation Act (the “VSCA”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate corporate existence of Merger Sub shall cease and all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of Merger Sub shall be vested in, and all debts, liabilities and obligations of Merger Sub shall be the obligation of, JCB as the Surviving Entity, all without further act or deed, in accordance with the applicable provisions of the VSCA and the TBCA.

3.         Articles of Incorporation. The articles of incorporation, as amended, of JCB in effect at the Effective Time shall be the articles of incorporation of the Surviving Entity, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

4.          Bylaws. The bylaws, as amended, of JCB in effect at the Effective Time shall be the bylaws of the Surviving Entity, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

5.          Board of Directors; Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity until their successors are duly appointed or elected. From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity until their successors are duly appointed or elected.

6.          Manner and Basis of Converting Securities. At the Effective Time, by virtue of the Merger and without any action on the part of JCB, Merer Sub, Parent or any holder of any shares of capital stock of JCB, Merger Sub or Parent:

(a)         Conversion of JCB Common Stock.

(i)          Each share of common stock, par value $5.00 per share, of JCB (“JCB Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) shares of JCB Common Stock owned by Parent or any of its subsidiaries other than shares held in a fiduciary capacity or as a result of debts previously contracted and (ii) Dissenting Shares (as defined in Section 6(d)) shall be converted into the right to receive an amount equal to $[•] divided by the number of issued and outstanding shares of JCB Common Stock at the Effective Time, in cash, without interest thereon (the “Merger Consideration”).

(ii)         Each share of JCB Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and retired and will cease to exist, and holders thereof will, subject to applicable law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 6(a)(i) and any dividend or other distribution with respect to such JCB Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, the stock transfer books of JCB shall be closed with respect to shares of JCB Common Stock, and no transfers of shares of JCB Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made.

(b)        Conversion of Merger Sub Capital Stock. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid, and non-assessable share of common stock, par value $5.00 per share, of the Surviving Entity and shall constitute the only outstanding shares of capital stock of the Surviving Entity. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

(c)         Cancellation of Parent-Owned and Merger Sub-Owned JCB Common Stock. Each share of JCB Common Stock owned by the Parent, the Merger Sub or any of their subsidiaries, in each case, immediately prior to the Effective Time (other than shares held in a fiduciary capacity or as a result of debts previously contracted) shall automatically be canceled and shall cease to exist, without payment of any consideration therefor.

(d)        Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of JCB Common Stock which is issued and outstanding immediately prior to the Effective Time the holder of which has perfected his or her right to appraisal under the TBCA or other applicable law and has not effectively withdrawn or lost such right as of the Effective Date (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the TBCA or other applicable law. JCB shall give Parent prompt written notice upon receipt by JCB of any such written demands for payment of the fair value of such shares of JCB Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the TBCA or other applicable law. Any payments made in respect of Dissenting Shares shall be made by Parent. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to appraisal and shall have delivered a properly completed letter of transmittal to the Exchange Agent (as defined in Section 7(a)), the Dissenting Shares held by such holder shall be converted into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

7.          Exchange Procedures.

(a)         Prior to the Effective Time, Parent shall select an exchange agent, agreed to by JCB (the “Exchange Agent”). No later than two business days prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of JCB Common Stock (“Old Certificates”) and holders of non‑certificated shares of JCB Common Stock (“Book-Entry Shares”), for exchange in accordance with this Section 7, sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Agreement (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b)         As soon as practicable after the Effective Time, and in no event later than three (3) business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that no Person shall have the right to receive the Merger Consideration until they deliver the Old Certificates, or a lost stock affidavit and indemnity in form reasonably satisfactory to the Exchange Agent, to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for the Merger Consideration that the holders of the Old Certificates or Book-Entry Shares are entitled to receive pursuant to this Section 7. Upon proper surrender of an Old Certificate or Book-Entry Shares (or delivery of a lost stock affidavit and indemnity) for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Section 7.

(c)         Neither the Exchange Agent nor any party hereto shall be liable to any former holder of JCB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)         Any portion of the Exchange Fund that remains unclaimed by the shareholders of JCB on the business day after the one-year anniversary of the Effective Date shall be paid to Parent. Any shareholders of JCB who have not theretofore complied with this Section 7 shall thereafter look only to Parent for payment of the Merger Consideration in respect of each share of JCB Common Stock such shareholder holds as determined pursuant to this Agreement, without any interest thereon.

(e)         Parent or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan of Merger to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and remitted to the appropriate governmental authority by or on behalf of Parent or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

8.          Amendment. Subject to the terms of the Agreement and Plan of Merger, dated April 16, 2024, by and among Parent, Skyline National Bank, Merger Sub and JCB (the “Merger Agreement”), this Plan of Merger may be amended by Merger Sub, JCB and Parent at any time prior to the Effective Time; provided, however, that subsequent to the approval of this Plan of Merger by the shareholders of JCB there shall be made no amendment that by applicable law would require further approval by the shareholders of JCB or Parent, respectively, without obtaining such further approval.

9.          Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement, without further shareholder action in the manner determined by Merger Sub, JCB and Parent. Written notice of such abandonment shall be filed with the Tennessee Secretary of State and the Virginia State Corporation Commission prior to the Effective Time.

Exhibit B

SUPPORT AND NON-COMPETITION AGREEMENT

This Agreement, made as of this 16th day of April, 2024, by and among Skyline Bankshares, Inc., a Virginia corporation (“Parent”) and the shareholder of Johnson County Bank, a Tennessee banking corporation (“JCB”) identified on the signature page hereto in such Shareholder’s capacity as a shareholder of JCB (the “Shareholder”).

WHEREAS, Parent and JCB have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which all of the outstanding shares of JCB will be exchanged for cash in accordance with the terms of the Merger Agreement; and

WHEREAS, the Shareholder is the beneficial and/or registered owner of, and has the right and power to vote or direct the voting of or dispose of or direct the disposition of the number of shares of JCB Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, as a material inducement for Parent to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.    Representations and Warranties of Shareholder. The Shareholder represents and warrants to Parent as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the beneficial and/or registered owner of all of Covered Shares. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

2.    Covenants of Shareholder. (a) The Shareholder agrees that he/she shall cause the Covered Shares to be present at the JCB Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(e), unless Parent is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement.

(b)    The Shareholder agrees that until the termination of this Agreement as provided in Section 2(e), he/she shall not, without the prior written consent of Parent, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, or any options or warrants to acquire JCB Common Stock issued and outstanding pursuant to employee or director stock plans of JCB or otherwise, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c)    The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of JCB Common Stock, or any officer, employee or director of JCB to, solicit from any third party any inquiries or proposals relating to the disposition of JCB’s business or assets or the business or assets of JCB, or the acquisition of JCB voting securities, or the merger of JCB with any person other than Parent, or except as provided in Section 6.06 of the Merger Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(d)    The Shareholder agrees that he/she shall not, without the prior written consent of Parent, sell, or offer to sell, or otherwise directly or indirectly sell, transfer or dispose of any Covered Shares except for valid estate planning purposes with prior notice given to Parent.

(e)    This Agreement shall terminate upon the earlier to occur of: (i) the termination of the Merger Agreement by any of the parties thereto, provided that such termination is not in violation of any provision of the Merger Agreement; or (ii) subject to Section 4(d), the Effective Time of the Merger.

3.    Additional Shares. Notwithstanding anything to the contrary contained herein, and except as otherwise provided in a Schedule to this Agreement, this Agreement shall apply to all shares of JCB Common Stock of which the Shareholder is currently the beneficial and/or registered owner and all such shares of JCB Common Stock for which the Shareholder may hereafter acquire; provided, however, that the "Covered Shares" shall not include, and this Agreement shall not apply to, shares of JCB Common Stock, whether currently held or hereafter acquired, held by Shareholder as trustee, guardian, custodian, executor, or otherwise in a fiduciary capacity.

4.     Non-Competition and Non-Solicitation.  Except as otherwise set forth in a Schedule attached to this Agreement:

(a)         From and after the Effective Time until the date which is 12 months after the Effective Time (the “Covenant Period”), the Shareholder shall not, directly or indirectly:

(i)    serve as a member of the board of directors (including any advisory board) of any financial institution, or the direct or indirect holding company or any subsidiary of such financial institution or holding company, with an office or branch located within a 35 mile radius of any office or branch of Parent, Skyline or JCB at the date hereof or the Effective Time (the “Covered Area”); or

(ii)    serve on the board of any company with an office or branch in the Covered Area that provides any of the products or services provided at the date hereof or the Effective Time by Parent, Skyline, JCB, or any subsidiary or affiliate thereof; or

(iii)    solicit to employ or engage the services of any of the officers or employees of Parent or Skyline (including former employees of JCB) (other than such officers or employees who have been terminated by Parent, Skyline or JCB prior to such solicitation or engagement by the Shareholder); or

(iv)    solicit customers of Parent or Skyline or any subsidiary or affiliate thereof by or on behalf of any bank or provider of any of the products or services offered by Parent, Skyline or any subsidiary or affiliate thereof.

(b) The restrictions set forth in Section 4(a) of this Agreement shall not apply to service as a director, officer, employee or member of an advisory board of Parent or Skyline.

(c) In the event of a breach or violation of Section 4(a) of this Agreement by the Shareholder, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.

(d) Notwithstanding anything to the contrary contained herein, the covenants and agreements contained in this Section 4 shall survive the Effective Time.

5.    Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

6.    Assignment; Successors. This Agreement may not be assigned by the Shareholder without the prior written consent of Parent. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

7.    Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon Parent any right or ability to acquire the shares of JCB Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of JCB but only in his/her capacity as a holder of shares of JCB Common Stock.

8.    Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

9.    Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.    Defined Terms. Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

11.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Blank; Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

SKYLINE BANKSHARES, INC. By: Name: Blake M. Edwards, Jr. Title: President and Chief Executive Officer SHAREHOLDER ________________________________ Name:

Number of Covered Shares: ________________________

[Signature Page to Support and Non-Competition Agreement]

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